EXHIBIT 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)

 Selected quarterly information for the years ended December 31, 2013 and 2012 is as follows (in thousands, except per share or per Common Unit amounts):

	Quarter Ended
2013	December 31	September 30	June 30	March 31

Rental and related revenue	$227,036	$222,112	$215,748	$210,298
General contractor and service fee revenue	$45,592	$62,807	$50,793	$47,404

General Partner
Net income (loss) attributable to common shareholders	$69,574	$(6,067)	$61,494	$28,043
Basic income (loss) per common share	$0.21	$(0.02)	$0.19	$0.09
Diluted income (loss) per common share	$0.21	$(0.02)	$0.19	$0.09
Weighted average common shares	326,059	324,895	322,489	314,936
Weighted average common shares and potential dilutive securities	330,834	324,895	327,098	319,571

Partnership
Net income (loss) attributable to common unitholders	$70,526	$(6,159)	$62,336	$28,435
Basic income (loss) per Common Unit	$0.21	$(0.02)	$0.19	$0.09
Diluted income (loss) per Common Unit	$0.21	$(0.02)	$0.19	$0.09
Weighted average Common Units	330,446	329,283	326,877	319,341
Weighted average Common Units and potential dilutive securities	330,834	329,283	327,098	319,571

2012	December 31	September 30	June 30	March 31

Rental and related revenue	$204,089	$192,865	$188,711	$185,960
General contractor and service fee revenue	$48,564	$93,932	$63,607	$68,968

General Partner
Net loss attributable to common shareholders	$(33,043)	$(28,230)	$(28,482)	$(36,390)
Basic loss per common share	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Diluted loss per common share	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Weighted average common shares	276,081	270,289	266,748	258,365
Weighted average common shares and potential dilutive securities	276,081	270,289	266,748	258,365

Partnership
Net loss attributable to common unitholders	$(33,580)	$(28,689)	$(28,948)	$(37,201)
Basic loss per Common Unit	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Diluted loss per Common Unit	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Weighted average Common Units	280,574	274,800	271,317	264,114
Weighted average Common Units and potential dilutive securities	280,574	274,800	271,317	264,114